Exhibit 10.13

                                    AGREEMENT

     Agreement  entered  into  by  ComLinx,   Inc.,  a  New  Jersey  corporation
("ComLinx"), and Archer System Ltd. Inc. ("Archer"), dated as of July 21, 2000.

     ComLinx hereby appoints Archer to serve as its advisor to assist ComLinx in obtaining equity financing in a targeted total amount of up to $2 million. As part of such services, Archer will identify and initiate contact with prospective financing sources known to Archer and identified to ComLinx ("Archer Leads"). ComLinx and Archer shall maintain a list of the Archer Leads, which shall be amended as needed from time to time to include any additional parties identified by Archer as prospective financing sources.

     Upon the closing of any equity investment with an Archer Lead, ComLinx shall pay Archer for its services hereunder by issuing a warrant to Archer for the purchase of ComLinx common stock (an "Archer Warrant"). The Archer Warrant issued upon any such closing will enable the holder thereof to purchase 0.2% of ComLinx's pro forma common shares outstanding for each $100,000 invested by an Archer Lead.

     For purposes of computing ComLinx's common shares outstanding, all securities and options convertible into, or exerciseable for, shares of ComLinx common stock shall be deemed to be converted or exercised. The parties agree that as of the date of this agreement, ComLinx has 5,000 shares of common stock outstanding after giving effect to such deemed conversion and exercise. If after the date of this agreement, ComLinx shall issue any shares of common stock, or any securities or options convertible into, or exerciseable for, shares of ComLinx common stock, other than for cash consideration (e.g., for services), then the number of shares issuable upon exercise of the Archer Warrants shall be increased to offset the resulting dilution to share ownership percentage.

     Examples of such calculation are set forth in the following table, based on the 5,000 common shares deemed outstanding at the date of this agreement:

--------------------------------------------------------------------------------
Investment by Archer Lead     Warrant %          Number of ComLinx Common Shares
--------------------------------------------------------------------------------

$100,000                      0.2%                           10
--------------------------------------------------------------------------------
$1,000,000                    2.0%                          100
--------------------------------------------------------------------------------
$2,000,000                    4.0%                          200
--------------------------------------------------------------------------------

     This agreement may be cancelled by either party at any time, provided, however, that Archer shall be entitled to full compensation hereunder if ComLinx shall close any equity financing with any Archer Lead within three years of the date of this Agreement.

COMLINX, INC.                                    ARCHER SYSTEM LTD. INC.



/s/Eric Korb                                     /s/Walter J. Krzanowski
------------                                     -----------------------
By: Eric Korb                                    By:Walter J. Krzanowski
    President and Chief Executive Officer           Treasurer

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